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                                   UNITED STATES

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                       FORM 15


            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and 15(d)
                       of the Securities Exchange Act of 1934.

                                                   Commission File No. 000-19830



                            Eagle Hardware & Garden, Inc.
                            -----------------------------
                (Exact name of registrant as specified in its charter)

           981 Powell Avenue SW, Renton, Washington  98055, (425) 227-5740
           ---------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              Common Stock, no par value
                              --------------------------
               (Title of each class of securities covered by this Form)

                                         None
                                         ----
             (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)     []        Rule 12h-3(b)(1)(ii)     []
Rule 12g-4(a)(2)(i)      []        Rule 12h-3(b)(2)(i)      []
Rule 12g-4(a)(2)(ii)     []        Rule 12h-3(b)(2)(ii)     []
                                   Rule 15d-6               []

     Approximate number of holders of record as of the certification or notice date: one holder
      ----------

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     Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle
Hardware & Garden, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     April 7, 1999            EAGLE HARDWARE & GARDEN, INC.


                                   By:
                                   Name:  Ronald P. Maccarone
                                   Title: Executive Vice President -
                                          Chief Financial Officer